EXHIBIT 3








                            STOCK PURCHASE AGREEMENT

                                 by and between

                                   AT&T CORP.,

                                 IDT CORPORATION

                                       and

                              IDT INVESTMENTS INC.


                           dated as of August 11, 2000



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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page

ARTICLE I -- DEFINITIONS......................................................1
     1.1  Definitions.........................................................1

ARTICLE II -- BUYER; SALE OF CLASS A STOCK; CLOSING...........................4
     2.1  Buyer...............................................................4
     2.2  Purchase and Sale...................................................4
     2.3  Closing.............................................................4

ARTICLE III -- REPRESENTATIONS AND WARRANTIES
               OF IDT.........................................................4
     3.1  Organization........................................................4
     3.2  Authorization; No Conflicts.........................................5
     3.3  Ownership of Stock..................................................5
     3.4  Brokers or Finders..................................................6
     3.5  HSR Act.............................................................6

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF AT&T..........................6
     4.1  Organization........................................................6
     4.2  Authorization; No Conflicts.........................................6
     4.3  Brokers or Finders..................................................7
     4.4  HSR Act.............................................................7
     4.5  No Registration of Shares...........................................7
     4.6  Suitability of Investment...........................................7

ARTICLE V -- COVENANTS........................................................8
     5.1  Governmental Inquiries..............................................8
     5.2  Public Announcements................................................9
     5.3  Taking of Necessary Action..........................................9

ARTICLE VI -- CERTAIN ADDITIONAL COVENANTS....................................9
     6.1  Interests in Buyer..................................................9
     6.2  Support of the Primary Issuance.....................................9
     6.3  Right of First Refusal..............................................9
     6.4  Conversion of Remaining Shares......................................10
     6.5  Company Headquarters................................................11
     6.6  Joint Venture.......................................................11
     6.7  Tag-along Provisions................................................11
     6.8  IDT Director........................................................11
     6.9  Voting Agreement....................................................11

ARTICLE VII -- CONDITIONS.....................................................11
     7.1  Conditions of Purchase..............................................11
     7.2  Conditions of Sale..................................................13


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                                                                            Page
                                                                            ----

ARTICLE VIII -- TERMINATION...................................................13
     8.1  Termination.........................................................13
     8.2  Effect of Termination...............................................14

ARTICLE IX -- MISCELLANEOUS...................................................14
     9.1  Survival of Representations and Warranties..........................14
     9.2  Notices.............................................................14
     9.3  Entire Agreement; Amendment.........................................16
     9.4  Counterparts........................................................16
     9.5  Governing Law.......................................................16
     9.6  Consent to Jurisdiction; Venue......................................16
     9.7  Expenses............................................................17
     9.8  Third-Party Beneficiaries...........................................17
     9.9  Successors and Assigns..............................................17
     9.10 Headings............................................................17
     9.11 Interpretation; Absence of Presumption..............................17
     9.12 Severability........................................................18
     9.13 Specific Performance................................................18
     9.14 No Consequential Damages............................................18


     SCHEDULES:

         Schedule 3.2    Consents of IDT and IDT Investments
         Schedule 4.2    Consents of AT&T

     EXHIBITS:

         Exhibit A       Form of Voting Agreement




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


                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 11, 2000, by and among AT&T Corp., a New York corporation ("AT&T"), IDT Corporation, a Delaware corporation ("IDT") and IDT Investments Inc., a Nevada corporation and a wholly-owned subsidiary of IDT ("IDT Investments").

                              W I T N E S S E T H:

         WHEREAS, IDT Investments owns 24,896,750 shares of Class A Common Stock, par value $.01 ("Class A Stock"), of Net2Phone, Inc., a Delaware corporation (the "Company");

         WHEREAS, the parties desire that IDT Investments sell and transfer to Buyer (as defined below) and Buyer purchase from IDT Investments 14,900,000 shares of Class A Stock (the "Purchase");

         WHEREAS, AT&T, IDT and IDT Investments are entering into this Agreement to provide for the Purchase and to establish various rights and obligations in connection therewith;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Aggregate Purchase Price" shall have the meaning set forth in Section 6.3.

         "Amendments" shall mean the amendments to the Company's Amended and Restated Certificate of Incorporation (i) increasing the number of authorized shares of Class A Stock by 4,000,000 and (ii) increasing the maximum number of directors who may serve on the Board of Directors of the Company from 11 to 13.

         "Antitrust Division" shall have the meaning set forth in Section 5.1.

         "AT&T" shall have the meaning set forth in the preamble.

         "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

         "Buyer" shall have the meaning set forth in Section 2.1.


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         "Closing" shall have the meaning set forth in Section 2.3(a).

         "Closing Date" shall have the meaning set forth in Section 2.3(b).

         "Class A Stock" shall have the meaning set forth in the recitals.

         "Common Shares" shall have the meaning set forth in Article Fourth of the Company's Amended and Restated Certificate of Incorporation.

         "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

         "Company" shall have the meaning set forth in the recitals.

         "Concert" shall mean Concert Communications Company, an unlimited liability company incorporated in England and Wales (a joint venture between AT&T and British Telecommunications, plc).

         "contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale agreement, purchase order, mortgage, deed of trust, license, permit, concession, grant, franchise, commitment, guarantee, other evidence of indebtedness or other binding arrangement, understanding or agreement, whether or not written.

         "damages" shall mean costs, losses, liabilities, damages, lawsuits, deficiencies, claims, taxes and expenses (whether or not arising out of third-party actions or governmental examinations, inspections or audits) actually suffered or sustained by the relevant party, including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

         "Dollars" shall mean dollars constituting legal tender for the payment of public and private debts in the United States of America.

         "FCC" shall mean the U.S. Federal Communications Commission.

         "FTC" shall mean the meaning set forth in Section 5.1.

         "Governmental Authority" shall mean any supranational, national, state, municipal or local government or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal, or any entity involved in international governance having jurisdiction over the Company, the Company's businesses or operations, IDT, IDT Investments, AT&T, Buyer and/or the Transactions.

         "Holder" shall mean any holder of (i) Class A Stock or (ii) a proxy to vote shares of Class A Stock (as set forth in Article Fourth, Section 3(e)(2) of the Company's Amended and Restated Certificate of Incorporation).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.



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

         "IDT" shall have the meaning set forth in the preamble.

         "IDT Investments" shall have the meaning set forth in the preamble.

         "Laws" shall mean common law or other laws, statutes, rules, regulations, decrees, ordinances, orders and codes.

         "Liberty Media Group" shall mean the assets, liabilities and businesses of AT&T as represented collectively by the Series A Liberty Media Group Common Stock, par value $1.00 per share, of AT&T and the Series B Liberty Media Group Common Stock, par value $1.00 per share, of AT&T.

         "Notice Period" shall have the meaning set forth in Section 6.3.

         "Person" or "person" shall mean an individual, corporation, association, partnership, limited liability company, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), joint venture, trust or unincorporated organization, other form of business or legal entity or a Governmental Entity.

         "Primary Issuance" shall mean the Company's issuance to Buyer of four million shares of Class A Stock for a price of $75 per share immediately prior to the Closing.

         "Purchase" shall have the meaning set forth in the recitals.

         "Purchase Price" shall mean $75 per share of Class A Stock or an aggregate of US$1,117,500,000.

         "Purchased Shares" shall have the meaning set forth in Section 2.3(a).

         "Remaining Shares" shall have the meaning set forth in Section 6.3.

         "Right of First Refusal" shall have the meaning set forth in Section
6.3.

         "Right of First Refusal Period" shall have the meaning set forth in
Section 6.3.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subscription Agreement" shall mean the Subscription Agreement, dated as of August 11, 2000, by and between AT&T and the Company.

         "Three-Party Letter Agreement" shall mean the Letter Agreement, dated March 30, 2000, by and among AT&T, IDT and the Company.

         "Transactions" shall have the meaning set forth in Section 3.2.

         "Two-Party Letter Agreement" shall mean the Letter Agreement, dated March 28, 2000, between AT&T and IDT.



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         "Voting Agreement" shall mean the Voting Agreement to be entered into prior to the Closing between Buyer and IDT Investments substantially in the form attached as Exhibit A to this Agreement.

                                   ARTICLE II

                      BUYER; SALE OF CLASS A STOCK; CLOSING

         2.1 Buyer. Pursuant to the terms of Section 9.9, AT&T may assign to a directly or indirectly majority-owned subsidiary its rights and obligations under this Agreement. Until such an assignment is effected, AT&T is the "Buyer" for all purposes of this Agreement. At the time of such assignment, such subsidiary shall become the "Buyer" for all purposes of this Agreement, it being understood that AT&T shall cause Buyer to perform all of Buyer's obligations under this Agreement and that AT&T is intended to be directly and fully liable for any breach of Buyer's obligations hereunder.

         2.2 Purchase and Sale. At the Closing and subject to the terms and conditions set forth herein, IDT agrees to cause IDT Investments, and IDT Investments agrees, to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from IDT and IDT Investments, 14,900,000 shares of Class A Stock in exchange for the Purchase Price as set forth in
Section 2.3. At least two Business Days prior to the Closing Date, IDT Investments shall deliver to Buyer written wire transfer instructions designating the account or accounts to which the Purchase Price payable to IDT Investments at Closing shall be paid by Buyer.

         2.3 Closing.

         (a) Payment and Delivery. On the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the closing of the Transactions (the "Closing"): (i) IDT Investments will deliver to Buyer a certificate representing 14,900,000 shares of Class A Stock to be purchased and sold (the "Purchased Shares"), duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank, in proper form for transfer and (ii) Buyer will pay to IDT Investments the Purchase Price by wire transfer to the account or accounts designated by IDT Investments.

         (b) Location. Subject to the terms and conditions hereof, the Closing is being held simultaneously herewith (the "Closing Date") at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, 10019.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF IDT

         IDT represents and warrants to, and agrees with, AT&T as follows:

         3.1 Organization. IDT is a corporation duly organized and validly existing and in good standing under the laws of Delaware. IDT has full power and authority to enter into this Agreement. IDT Investments is a corporation duly organized and validly existing and in


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

good standing under the laws of Nevada. IDT Investments has full power and authority to enter into this Agreement.

         3.2 Authorization; No Conflicts. This Agreement has been duly authorized, executed and delivered by each of IDT and IDT Investments and constitutes a valid and binding obligation of each of IDT and IDT Investments, enforceable against each of IDT and IDT Investments in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Agreement by IDT and IDT Investments, and the performance of this Agreement and the covenants contained in this Agreement, and the consummation of the other transactions contemplated hereby (all of the actions, events and transactions set forth in this sentence and any of the agreements in connection with such actions, events and transactions being referred to herein collectively as the "Transactions") by IDT and IDT Investments will not (with or without the lapse of time or the giving of notice or both) conflict with, breach, violate or result in a breach or violation of, or cause any vesting, modification or acceleration of rights or obligations under, or constitute a default under, (i) any provision of the restated certificate of incorporation or by-laws of IDT, (ii) any provision of the articles of incorporation or by-laws of IDT Investments or (iii) any contract or any judgment, order, decree, statute, rule, regulation, arbitration award, or any other restriction of any kind or character, applicable to IDT or its, to IDT Investments or its, or to IDT's knowledge, based on information publicly available, the Company or its, respective properties other than any conflicts, violations, breaches, vestings, modifications, accelerations or defaults under this clause (iii) which, individually or in the aggregate, could not be reasonably likely to have a material adverse effect on the Company or the consummation of the Transactions. Each of IDT and IDT Investments has used its best efforts to obtain, or at the Closing Date will have used its best efforts to obtain, all consents from banks and other lenders in respect of indebtedness for borrowed money or on account of capital leases and other long-term indebtedness, and guarantees in respect thereof, of IDT and IDT Investments, and any other consents or waivers of third parties with respect to any contracts or other arrangements, required in connection with the execution and delivery of this Agreement by IDT and IDT Investments, and the performance of this Agreement by IDT and IDT Investments and the consummation of the Transactions. All such consents are set forth on Schedule 3.2.

         3.3 Ownership of Stock. All of the shares of Class A Stock owned by IDT Investments are owned by IDT Investments free and clear of all liens, claims, charges, pledges, security interests, options or other encumbrances, other than the restrictions imposed by federal and state securities laws. Upon the consummation of the Transactions, Buyer will acquire title to such shares free and clear of all liens, claims, charges, pledges, security interests, options or other encumbrances (except for encumbrances for the benefit of the Buyer provided in accordance with this Agreement), other than the restrictions imposed by federal and state securities laws. The sale and purchase of the shares of Class A Stock owned by IDT Investments or the pledge, conveyance or transfer of Class A Stock owned by IDT Investments will not give rise to any preemptive rights, rights of first refusal, or similar rights on behalf of any person under any provision of any contract to which IDT or IDT Investments is party or by which any property of IDT or IDT Investments is bound other than the rights granted to IDT and IDT Investments pursuant to this Agreement and the Voting Agreement.



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

         3.4 Brokers or Finders. No agent, broker, finder, investment banker or other firm or person retained by IDT or IDT Investments is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Transactions for which AT&T or any of its affiliates or the Company or any of its affiliates will be responsible.

         3.5 HSR Act. IDT has completed and filed, or caused to be completed and filed, at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement, has requested early termination of the waiting period imposed by the HSR Act and the waiting period has been terminated.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF AT&T

         AT&T represents and warrants to, and agrees with, IDT and IDT Investments as follows:

         4.1 Organization. AT&T is a corporation duly organized and validly existing and in good standing under the laws of New York. AT&T has full power and authority to enter into this Agreement. AT&T has full power and authority to cause Buyer to (i) purchase the Purchased Shares and (ii) consummate the Transactions. On the Closing Date, Buyer shall (i) be duly organized and validly existing and in good standing under the laws of its state of formation and (ii) have the power and authority to enter into and perform this Agreement.

         4.2 Authorization; No Conflicts. This Agreement has been duly authorized, executed, and delivered by AT&T and constitutes a valid and binding obligation of AT&T, enforceable against AT&T in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The performance of the Transactions by AT&T will not (with or without the lapse of time or the giving of notice or both) conflict with, breach, violate or result in a breach or violation of, or cause any vesting, modification or acceleration of rights or obligations under, or constitute a default under, (i) any provision of the certificate of incorporation or bylaws of AT&T or (ii) any contract or any judgment, order, decree, statute, rule, regulation, arbitration award, or any other restriction of any kind or character, applicable to AT&T or its properties other than any conflicts, violations, breaches or defaults under this clause (ii) which, individually or in the aggregate, could not be reasonably likely to have a material adverse effect on the consummation of the Transactions. The performance of the Transactions by Buyer will not (with or without the lapse of time or the giving of notice or both) conflict with, breach, violate or result in a breach or violation of, or cause any vesting, modification or acceleration of rights or obligations under, or constitute a default under, (i) any provision of the limited liability company agreement or certificate of incorporation or bylaws of Buyer, as applicable, or (ii) any contract or any judgment, order, decree, statute, rule, regulation, arbitration award, or any other restriction of any kind or character, applicable to Buyer or its properties other than any conflicts, violations, breaches or defaults under this clause (ii) which, individually or in the aggregate, could not be reasonably likely to have a material adverse effect on the consummation of the Transactions. Each of AT&T and Buyer has used its best efforts to obtain, or at the Closing Date will have used its best efforts to obtain, all consents from banks and other lenders in respect of indebtedness for borrowed money or on account of capital leases and other long-term indebtedness, and guarantees in respect thereof, of AT&T and Buyer, and any other consents or waivers of third parties with respect to any contracts or other arrangements, required in connection with the execution and delivery of this Agreement by AT&T and Buyer, and the performance of this Agreement by AT&T and Buyer and the consummation of the Transactions. All such consents are set forth on Schedule 4.2.

         4.3 Brokers or Finders. No agent, broker, investment banker or other firm or person retained by AT&T or Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Transactions for which IDT, IDT Investments or the Company or any of their affiliates will be responsible.

         4.4 HSR Act. AT&T has completed or filed, or caused to be completed or filed, at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement, has requested early termination of the waiting period imposed by the HSR Act and the waiting period has been terminated.

         4.5 No Registration of Shares. AT&T is aware that the Purchased Shares have not been registered under the Securities Act, that such offer and sale are intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the SEC and that the Purchased Shares cannot be sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available. AT&T is also aware that sales or transfers of the Purchased Shares are further restricted by state securities laws and the provisions of this Agreement and that the certificates for the Purchased Shares will bear appropriate legends restricting their transfer pursuant to applicable laws, and this Agreement.

         4.6 Suitability of Investment.

         (a) Buyer is acquiring the Purchased Shares for its own account, for investment purposes only and not with a view to the resale or distribution thereof;

         (b) Buyer has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Purchased Shares, except in accordance with applicable federal and state securities laws;

         (c) AT&T has such knowledge and experience in financial, business and tax matters that AT&T is capable, on Buyer's behalf, of evaluating the merits and risks relating to Buyer's investment in the Purchased Shares and making an investment decision with respect to the Company;

         (d) To the full satisfaction of AT&T, AT&T, on Buyer's behalf, has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and the investment in the Purchased Shares;

         (e) Neither AT&T nor any of its affiliates has engaged in any activity that would be deemed a "general solicitation" under the provisions of Regulation D as promulgated under the Act;

         (f) AT&T has such knowledge and experience in financial or business matters that it can, and it has, on Buyer's behalf, adequately analyzed the risks of an investment in the Purchased Shares and it has determined the Purchased Shares are a suitable investment for Buyer and that Buyer is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in the Company;

         (g) AT&T is aware that there are substantial risks incident to an investment in the Purchased Shares; and

         (h) Buyer will be an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act as presently in effect and is either purchasing for its own account or for the account of another "accredited investor," and any accounts for which Buyer is acting are each able to bear the economic risks of this investment. If Buyer is subject to the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, and is acquiring the Purchased Shares as a fiduciary or agent for another investor's account, Buyer will have sole investment and voting discretion with respect to such account and will have full power to make the acknowledgments, representations and agreements contained herein on behalf of such account.

                                    ARTICLE V

                                    COVENANTS

         5.1 Governmental Inquiries. AT&T, IDT and IDT Investments shall use their respective commercially reasonable efforts to respond, as promptly as reasonably practicable, to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation, and to respond, as promptly as reasonably practicable, to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. AT&T, IDT and IDT Investments shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. AT&T, IDT and IDT Investments shall (i) promptly notify the other party of any communication to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Government Authority or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such party or any of its affiliates if a party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such party or any of its affiliates having significant assets, net worth or revenue.

         5.2 Public Announcements. Subject to each party's disclosure obligations imposed by law, IDT, IDT Investments, AT&T and Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions. All notices to third parties, press releases and other publicity concerning the Transactions shall be jointly planned and coordinated by IDT, IDT Investments and AT&T. Neither of the parties hereto shall act unilaterally in this regard, except as may be required by law, without the prior written approval of the other party, which approval will not be unreasonably withheld.

         5.3 Taking of Necessary Action. Each of the parties hereto agrees to use its best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions. Without limiting the foregoing, AT&T, IDT and IDT Investments will, and AT&T will cause Buyer to, use their respective best efforts to make or cause to be made all filings and obtain all approvals and consents of Governmental Authorities necessary or, in the opinion of AT&T and IDT, advisable in order to permit the consummation of the Transactions.


                                   ARTICLE VI

                          CERTAIN ADDITIONAL COVENANTS

         6.1 Interests in Buyer. (a) Until August 1, 2003, provided that IDT Investments, directly or through any affiliate controlled by IDT, owns not less than one million Common Shares, Buyer shall not sell or transfer without IDT Investments' consent all or any portion of its shares of Class A Stock or Common Stock purchased pursuant to this Agreement.

         (b) AT&T shall retain, either directly or indirectly through their respective controlled affiliates and Liberty Media Group, a majority of the ownership and voting interests in Buyer, for a period of three years from the Closing Date.

         6.2 Support of the Primary Issuance. Each of IDT and IDT Investments shall use its best efforts to cause the Primary Issuance to occur.

         6.3 Right of First Refusal. The shares of Class A Stock currently owned by IDT Investments other than the Purchased Shares (the "Remaining Shares") shall be subject to a right of first refusal in favor of Buyer (the "Right of First Refusal") until August 1, 2003 (the "Right of First Refusal Period"). IDT Investments shall not transfer any of the Remaining Shares other than to an affiliate controlled by IDT during the Right of First Refusal Period unless it shall have provided Buyer with notice in writing stating (1) that it has received a firm offer to purchase such shares, (2) the fair market value of the consideration proposed to be paid to IDT Investments in such transfer (the "Aggregate Purchase Price") (or, in the case of a proposed sale of shares in a transaction registered under the Securities Act or in accordance with Rule 144(f) thereunder, the Aggregate Purchase Price per share shall be equal to the lower of (i) the average daily closing price per share of the Company for the ten trading days prior to the date on which IDT Investments notifies Buyer in writing that it proposes to enter into a binding agreement within five days for the sale of such shares and (ii) such other purchase price as determined by IDT Investments), as well as the other terms thereof and (3) in the case of a proposed buyer who is also a Holder, the identity of the proposed buyer. In the event that the Aggregate Purchase Price of the Remaining Shares proposed to be sold by IDT Investments to a third party purchaser determined in accordance with clause (2) in the preceding sentence equals or exceeds $100,000,000, Buyer shall have 21 days from the date of such written notice (the "Notice Period") to advise IDT Investments whether it wishes to exercise the Right of First Refusal. If Buyer advises IDT Investments in writing that it wishes to exercise the Right of First Refusal, thereupon IDT Investments and Buyer will be deemed to have agreed to the sale to Buyer of such shares upon financial terms and conditions no less favorable to IDT Investments than those set forth in the notice, the closing thereon to occur as promptly as practicable following the receipt of all necessary regulatory approvals; provided, however, that if all necessary regulatory approvals are not obtained within 90 days from the date of the notice, the provisions in this Section 6.3 shall automatically terminate. If Buyer notifies IDT Investments in writing that it does not wish to purchase such shares, or such 21 day period elapses without any written notification by Buyer, then IDT Investments shall be free to dispose, or contract to dispose, of such shares upon terms and conditions no more favorable to a third party than those set forth in the notice for a period of 60 days; provided, however, (i) that if IDT Investments identified a Holder as the proposed buyer in its notice to Buyer, such shares shall only be sold to such Holder and (ii) that in the case of a proposed sale of shares in a transaction registered under the Securities Act or in accordance with Rule 144(f) thereunder, the sale of such shares for a price equal to the prevailing market price of such shares at the time of such sale shall not be considered a price, term or condition more favorable than the Aggregate Purchase Price set forth in the notice. If the aggregate purchase price of the Remaining Shares proposed to be sold by IDT Investments to a third party purchaser determined in accordance with clause (2) of the second sentence of this Section 6.3 is less than $100,000,000, the Notice Period shall be seven days from the date of written notice. Notwithstanding the foregoing, provided that the Closing has occurred, individual sales of not more than 100,000 shares of Class A Stock by IDT Investments, up to an aggregate of 2,000,000 shares of Class A Stock during the Right of First Refusal Period, shall not be subject to the provisions of this Section 6.3.

         6.4 Conversion of Remaining Shares. IDT Investments shall convert such number of the Remaining Shares, which have not been previously sold by IDT Investments, into shares of Common Stock as requested by Buyer by written notice delivered not less than eight days prior to the date the shares are to be converted into shares of Common Stock upon the payment in cash to IDT Investments of an amount equal to 10% of the average daily closing price per share of Common Stock for the 20-trading day period ending on the day prior to the date of such notice of conversion in respect of each of the Remaining Shares requested to be converted, if so requested by Buyer, during the period ending August 1, 2003.

         6.5 Company Headquarters. AT&T, IDT and IDT Investments agree that they will support moving the headquarters of the Company to 520 Broad Street in Newark, New Jersey and the continued presence of the headquarters at such location for no less than 10 years, unless otherwise mutually agreed.

         6.6 Joint Venture. AT&T and Buyer will support the formation of a joint venture between the Company and IDT for the development and sale of Internet telephony network equipment using the Company's Voice over Internet Protocol technology.

         6.7 Tag-along Provisions. If at any time, and from time to time, prior to September 28, 2001 Buyer consummates an acquisition of shares of Class A Stock from other current Holders, Buyer will so notify IDT Investments in writing not later than two days after such acquisition, such notice to contain information regarding number of shares, price and other material terms of the transaction. IDT Investments then will have the option, exercisable within 30 days of its having received such written notice of such purchase, of notifying Buyer that it wishes to cause Buyer to purchase up to 5,000,000 shares of Class A Stock (or if Buyer has exercised its conversion rights under Section 6.4, then Common Stock) from it on the same terms and conditions as Buyer purchased shares of Class A Stock from such other Holder whereupon such purchase will be consummated as promptly as practicable following receipt of all required regulatory approvals.

         6.8 IDT Director. Promptly after the Closing, IDT shall cause one of its designated members of the Board of Directors of the Company to resign, and AT&T shall nominate the replacement designee.

         6.9 Voting Agreement. On or before the Closing Date, Buyer and IDT Investments shall enter into the Voting Agreement. AT&T shall cause Buyer to perform all of its obligations under the Voting Agreement and IDT shall cause IDT Investments to perform all of its obligations under the Voting Agreement.

                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions of Purchase. The obligation of Buyer to purchase and pay for the Purchased Shares at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

         (a) Representations and Warranties; Covenants. Each of the representations and warranties of IDT set forth in this Agreement that is qualified as to materiality or material adverse effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of IDT that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). Each of IDT and IDT Investments shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by IDT or IDT Investments at or prior to the Closing. IDT shall deliver to AT&T at the Closing a certificate in form and substance satisfactory to AT&T dated the Closing Date and signed by the president or a vice-president of IDT to the effects set forth above.

         (b) Primary Issuance. The Primary Issuance shall have occurred.

         (c) Board of Directors. The amendment to the Company's Amended and Restated Certificate of Incorporation increasing the maximum number of directors who may serve on the Board of Directors of the Company from 11 to 13 shall have become effective and the Board of Directors of the Company shall have elected two designees of Buyer to fill the vacancies created thereby, and one designee of Buyer to fill the vacancy created by the resignation of an IDT designee as contemplated by Section 6.8.

         (d) Injunctions. There shall be no injunctions making illegal or otherwise prohibiting the consummation of the Transactions. There shall be no suits, hearings, claims, actions or proceedings pending initiated by a Governmental Authority with respect to the Transactions.

         (e) Compliance with Applicable Laws. The purchase of and payment for the Purchased Shares on the terms and conditions herein shall not violate any applicable Law.

         (f) Regulatory Consents. All material consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority, required for or in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been obtained or made. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated.

         (g) No Material Adverse Change. Since April 30, 2000, there shall not have been any material adverse change in the operations or business of the Company resulting from actions or inactions of the management of the Company; provided, however, that a change in the operations or business of the Company resulting from (i) actions or decisions not to act by management of the Company taken in good faith and with the appropriate degree of care, (ii) changes in general economic conditions, (iii) general changes in the industry in which the Company is engaged and (iv) general changes in technology shall not constitute a material adverse change for purposes of this Section 7.1(g).

         (h) Voting Agreement. The Voting Agreement shall have been executed.

         (i) SEC Filings. All reports and materials filed by the Company since April 30, 2000 with the SEC shall have been accurate and true in all material respects when made.

         (j) Intellectual Property. There are no infringements by the Company of any intellectual property rights of third parties that, individually or in the aggregate, have or could reasonably be expected to have a material adverse effect on the business of the Company.

         7.2 Conditions of Sale. The obligations of IDT and IDT Investments to sell the Purchased Shares at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

         (a) Representations and Warranties; Covenants. Each of the representations and warranties of AT&T set forth in this Agreement that is qualified as to materiality or material adverse effect shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of AT&T that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). AT&T shall have performed, and caused Buyer to perform, in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by AT&T at or prior to the Closing. AT&T shall deliver to IDT and IDT Investments at the Closing a certificate in form and substance satisfactory to IDT and IDT Investments dated the Closing Date and signed by the president or a vice-president of AT&T to the effects set forth above.

         (b) Injunctions. There shall be no injunctions making illegal or otherwise prohibiting the consummation of the Transactions. There shall be no suits, hearings, claims, actions or proceedings pending initiated by a Governmental Authority with respect to the Transactions.

         (c) Compliance with Applicable Laws. The sale of the Purchased Shares on the terms and conditions herein shall not violate any applicable Law.

         (d) Regulatory Consents. All material consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority, required for or in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been obtained or made. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated.

         (e) Voting Agreement. The Voting Agreement shall have been executed.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of the parties hereto;

         (b) by IDT or AT&T in the event any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction, judgment or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, injunction, judgment or ruling or other action shall have become final and nonappealable; or

         (c) by AT&T, if IDT or IDT Investments breaches their obligation contained in Section 6.2; provided, that AT&T terminates the Agreement within five Business Days of such action.

         8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the parties hereto, except for the obligations set forth in Sections 9.2, 9.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.13 and 9.14 and this Section 8.2; provided, however, that the foregoing shall not relieve any party of any liability for damages incurred as a result of any breach of this Agreement; and provided, further, that, in the absence of actual fraud, neither party shall be liable to the other for the inaccuracy of any representation made in this Agreement in the event of a termination.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Survival of Representations and Warranties. The representations and warranties contained herein shall expire at the Closing.

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by certified mail, return receipt requested, postage prepaid, or by a recognized air courier service, as follows:

         If to IDT, to:

              IDT Corporation
              520 Broad Street
              Newark, New Jersey  07102
              Attention: Morris Lichtenstein, Executive Vice President, Business Development
              Fax Number:  (201) 928-2885

              With a copy to:

              Sullivan & Cromwell
              125 Broad Street
              New York, New York  10004
              Attention:  Robert S. Risoleo, Esq.
              Fax number:  (212) 558-3588

         If to IDT Investments, to:

              IDT Investments Inc.
              2325 B Renaissance Drive
              Las Vegas, Nevada  89119
              Attention:  Jonathan Levy, Secretary
              Fax Number:  (702) 966-4247

              With a copy to:

              Sullivan & Cromwell
              125 Broad Street
              New York, New York  10004
              Attention:  Robert S. Risoleo, Esq.
              Fax number:  (212) 558-3588

         If to AT&T, to:

              AT&T Corp.
              295 North Maple Avenue
              Basking Ridge, New Jersey  07920
              Attention: Marilyn J. Wasser, Vice President-Law and Secretary Fax number: (908) 221-6618

              With a copy to:

              Wachtell, Lipton, Rosen &  Katz
              51 West 52nd Street
              New York, New York  10019
              Attention:  Seth A. Kaplan, Esq.
              Fax number:  (212) 403-2000

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         9.3 Entire Agreement; Amendment. Except for Sections 11, 11(a), 11(b) and 12 of the Two-Party Letter Agreement (and agreements effecting the provisions thereof), Sections 7 and 8 of the Three-Party Letter Agreement (and agreements effecting the provisions thereof), and the Option Agreement, dated as of March 3, 2000, between IDT and AT&T, this Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement by the parties hereto with respect to the Transactions and supersedes all prior agreements, understandings and discussions between them and all documents delivered by or on behalf of the Company, AT&T, IDT or IDT Investments and their agents and representatives, with respect to such matter. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing by the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

         9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         9.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without regard to conflict of laws provisions thereof.

         9.6 Consent to Jurisdiction; Venue.

         (a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the City of New York in any action or proceeding arising out of or relating to this Agreement or any of the Transactions and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 9.2.

         (b) The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (c) Nothing in this Section 9.6 shall affect the right of a party to serve legal process in any other manner permitted by law.

         9.7 Expenses. Unless otherwise indicated herein and whether or not the Transactions are consummated, each of the parties hereto shall bear its own expenses in connection with the negotiation of this Agreement and consummation of the Transactions, including but not limited to, legal and accounting fees.

         9.8 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries. AT&T agrees that the Company has no liability with respect to or which may arise out of the transactions contemplated in this Agreement.

         9.9 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent shall not be unreasonably withheld, and the attempted or purported assignment shall be void; provided, however, that AT&T may transfer its rights under this Agreement to a directly or indirectly majority-owned subsidiary without the consent of IDT or IDT Investments and IDT Investments may transfer its rights under this Agreement to a directly wholly-owned subsidiary of IDT without the consent of AT&T. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.10 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

         9.11 Interpretation; Absence of Presumption.

         (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified and (iv) the word "or" shall not be exclusive.

         (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         9.12 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         9.13 Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         9.14 No Consequential Damages. Except as prohibited by Law, each party waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                            AT&T CORP.



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            IDT CORPORATION



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            IDT INVESTMENTS INC.



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title: